                                                                      Exhibit 99


                           [L-3 COMMUNICATIONS LOGO]

                                                               [GRAPHIC OMITTED]


Contact:   Cynthia Swain
           Vice President, Corporate Communications
           L-3 Communications
           212-697-1111

Contact:   FD Morgen-Walke
           Investors: Eric Boyriven, Olivia Pirovano       For Immediate Release
           Media: Evan Goetz                               ---------------------
           212-850-5600

             L-3 COMMUNICATIONS ANNOUNCES FIRST QUARTER 2003 RESULTS
  -SALES, OPERATING INCOME, DILUTED EARNINGS PER SHARE BEFORE CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE AND FREE CASH FLOW INCREASE 56.3%, 52.6%,
                        38.9% AND 189.7%, RESPECTIVELY-

NEW YORK, NY, APRIL 22, 2003 - L-3 Communications (NYSE:LLL) today announced results for the 2003 first quarter, reflecting strong growth in sales, operating income, diluted earnings per share and free cash flow(1) compared to the 2002 first quarter.

For the 2003 first quarter, sales increased $392.2 million to $1,089.0 million from sales of $696.8 million for the 2002 first quarter. Excluding the increase in sales from acquisitions of $322.8 million, sales grew $69.4 million, or 10.0%, primarily because of continued strong demand for the company's secure communications systems, security products and aircraft modernization, as well as increasing shipments of naval power equipment.

Operating income for the 2003 first quarter increased 52.6% to $108.8 million from $71.3 million for the 2002 first quarter. Operating income as a percentage of sales ("operating margin") declined slightly to 10.0% from 10.2% primarily because of continued weakness for commercial aviation products and commercial communication products.

Net cash from operating activities for the 2003 first quarter increased to $106.1 million compared to $41.4 million for the 2002 first quarter. Free cash flow for the 2003 first quarter was approximately $90.1 million, an increase of $59.0 million, or 189.7%, compared to free cash flow of $31.1 million for the 2002 first quarter. The increase in free cash flow for the 2003 first quarter was primarily related to the company's growth in earnings and better working capital management, including collections of billed receivables from customers, and, to a lesser extent, the timing of interest payments on debt. Earnings before interest, taxes, depreciation and amortization (EBITDA)(1) increased 52.1% to $131.6 million for the 2003 first quarter from $86.5 million for the 2002 first quarter.

Net income for the 2003 first quarter increased to $49.7 million compared to income before cumulative effect of a change in accounting principle of $29.3 million for the 2002 first quarter. Diluted earnings per share (EPS) increased 38.9% to $0.50, compared to diluted EPS before cumulative effect of a change in accounting principle of $0.36 for the 2002 first quarter. Net income for the 2002 first quarter includes a charge, net of income taxes, of $24.4 million, or $0.30 per diluted share, for the cumulative effect of a


-----------
Note

(1) Free cash flow is defined as net cash from operating activities less capital expenditures net of disposition of property, plant and equipment. EBITDA is defined as operating income plus depreciation and amortization. See discussions and calculations of free cash flow and EBITDA on the financial tables attached to this press release.

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

L-3 COMMUNICATIONS ANNOUNCES FIRST QUARTER 2003 RESULTS change in accounting principle for goodwill impairment in connection with the adoption of SFAS 142. Including the cumulative effect of a change in accounting principle, diluted EPS for the 2002 first quarter was $0.06.

For the 2003 first quarter, diluted shares outstanding increased 27.4% to 105.0 million from 82.4 million for the 2002 first quarter, principally because of the company's public offering of 14.0 million shares of common stock on June 28, 2002, and the dilutive effect of the company's convertible notes. Shares outstanding for all periods have been restated to reflect the company's two-for-one stock split that occurred on May 20, 2002.

At March 31, 2003, the company had $34.4 million in cash, a decline of $100.5 million from $134.9 million at December 31, 2002. The decline in cash was principally related to the payment for the acquisition of Avionics Systems (discussed below), net of the company's free cash flow for the 2003 first quarter. Total debt was $1,843.7 million at March 31, 2003 compared to $1,847.8 million at December 31, 2002. Total debt as a percentage of total debt plus minority interest plus shareholders' equity (book capitalization) decreased to 44.0% at March 31, 2003 from 44.8% at December 31, 2002. Additionally, shareholders' equity increased to $2,270.0 million at March 31, 2003, an increase of $67.8 million from $2,202.2 million at December 31, 2002. Available borrowings under the company's revolving credit facilities were $676.4 million at March 31, 2003.

For the 2003 first quarter, the company received funded orders of $1,215.5 million, an increase of 53.4% over funded orders of $792.5 million for the 2002 first quarter. At March 31, 2003, funded backlog was $3,395.3 million, an increase of 5.2% over funded backlog of $3,228.6 million at December 31, 2002.

"We had a very good start in the first quarter of 2003," said Frank C. Lanza, chairman and chief executive officer. "The company had good results across its government businesses, especially in intelligence, surveillance and reconnaissance (ISR) and secure communications, security products and training and engineering support services. As expected, the company continued to experience weakness in its commercial aviation products and commercial communication products."

For the 2003 first quarter, sales from the company's government businesses increased $346.2 million to $964.8 million from $618.6 million for the 2002 first quarter. Excluding the increase in sales from acquisitions of $270.5 million, sales from the company's government businesses grew $75.7 million, or 12.2%, primarily because of higher sales of secure communications systems and security products, as well as increased shipments of naval power equipment. Operating income from the company's government businesses for the 2003 first quarter increased $34.2 million to $106.2 million from $72.0 million for the 2002 first quarter.

For the 2003 first quarter, sales from the company's commercial businesses increased $46.0 million to $124.2 million from $78.2 million for the 2002 first quarter. Excluding the increase in sales from acquisitions of $52.3 million, sales from the company's commercial businesses declined $6.3 million, or 8.1%, primarily because of lower volumes for commercial aviation products and commercial communication products. Operating income from the company's commercial businesses for the 2003 first quarter increased $3.3 million to $2.6 million from a loss of $0.7 million for the 2002 first quarter.

SEGMENT RESULTS

SECURE COMMUNICATIONS & ISR

Secure Communications & ISR (SC&ISR) first quarter 2003 sales increased $163.9 million to $321.3 million from $157.4 million for the 2002 first quarter. Excluding the increase in sales from the Integrated Systems (IS) and ComCept acquired businesses of $105.2 million, sales grew $58.7 million, or 37.3%, primarily due to continued strong demand from the DoD and other U.S. Government agencies for the


                                     -more-

L-3 COMMUNICATIONS ANNOUNCES FIRST QUARTER 2003 RESULTS company's secure communications systems, including Secure Terminal Equipment
(STE) and data links. SC&ISR generated operating income of $33.3 million for the 2003 first quarter compared with $16.4 million for the 2002 first quarter. Operating margin was unchanged at 10.4%, primarily because of changes in sales mix between fixed-price and cost-reimbursable contracts.

Orders for the SC&ISR segment were $374.3 million during the 2003 first quarter and included:

o   A milestone booking of the 100,000th unit for Secure Terminal Equipment
    (STE) since the initial procurement began in 1998.

o Continued strong orders for L-3's products for the Predator and GlobalHawk Unmanned Aerial Vehicle (UAV) platforms, and support for the U2 reconnaissance aircraft.

o Continued funding for the U.S. military's secure global communications system under the Advanced Extremely High Frequency Communications Security (COMSEC) and Transmission Security (TRANSEC) System, known as ACTS. L-3 teamed with Boeing Space Systems to design and develop the architecture for the new CRYPTO-MODERN security components in December 1999. The system will provide secure global communication to support joint U.S. military services and allied or joint coalition actions well into the 21st century.

o Selection by the U.S. Air Force to design and develop the Multi-Platform Common Data Link (MP-CDL) that supports the transmission and receipt of data between ground facilities and multiple simultaneous air vehicle platforms. This important program serves as a cornerstone for future network centric communications by providing a wideband communication architecture that connects the critical information flow within the ISR community.

In addition, in April 2003, the U.S. Army awarded L-3 a contract for the build, test certification and delivery of a Tri-Band Satellite Communication System to support its Phoenix program. This award, valued at approximately $300 million over the life of the contract, also includes spares and additional technology development services.

TRAINING, SIMULATION AND SUPPORT SERVICES

Training, Simulation and Support Services (TS&SS) sales for the 2003 first quarter increased $36.6 million to $231.4 million from $194.8 million for the 2002 first quarter. The Telos, TMA and Ship Analytics acquired businesses provided $36.2 million of the increase in sales. Excluding the increase in sales from acquisitions, sales grew $0.4 million or 0.2%. Increases in sales for communications software and engineering support services were offset by timing differences between contracts approaching their scheduled completion and new contracts, which caused sales declines for training services. Sales for ballistic missile targets and services were unchanged from year ago levels. The company continues to expect the TS&SS segment sales growth excluding acquisitions to be between 6% and 7% for the full year 2003. TS&SS generated $28.5 million of operating income for the 2003 first quarter, compared to $21.5 million for the 2002 first quarter. Operating margin increased to 12.3% from 11.0% primarily because of higher margins for military communications software and engineering support services.

Orders for the TS&SS segment were $295.9 million during the 2003 first quarter and included:

o   Continued strong support from the U.S. Army's Installation Management Agency
    (IMA), which is implementing integrated execution for Army posts and stations worldwide, as well as receiving full-up funding for the execution of recruiting and related support activities for the Army's Recruiting Command.


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

L-3 COMMUNICATIONS ANNOUNCES FIRST QUARTER 2003 RESULTS

o Continued worldwide support of training systems to a variety of domestic and international customers. The E-3A Contractor Training Simulation Service is successfully providing E-3A AWACS flight crews essential qualification and mission readiness training.

o Selection by the National Reconnaissance Office's Deputy Director of Military Support to provide intelligence analysis and support. Selection by the Aviation Tactics Evaluation Group to support U.S. Special Operations Command (USSOCOM).

o An award to support the Special Operations for the U.S. Navy's Naval Sea Systems Command's Coastal Systems Station SEAL Swimmer Delivery Vehicle.

AVIATION PRODUCTS & AIRCRAFT MODERNIZATION

Aviation Products and Aircraft Modernization (AP&AM) 2003 first quarter sales increased $51.6 million to $158.9 million, from $107.3 million in the 2002 first quarter. Excluding the increase in sales from the IS acquired business of $42.8 million, sales grew $8.8 million, or 8.2%, primarily because of sales on contracts awarded in 2002 to upgrade C-130 aircraft for Greece and Malaysia, and higher volume for maritime voyage recorders. These sales increases were partially offset by lower volume on commercial aviation products. AP&AM generated operating income of $19.9 million for the 2003 first quarter, compared with $17.5 million for the 2002 first quarter. Operating margin declined to 12.5% from 16.3%, primarily because of lower margins on volume declines for commercial aviation products caused by the continued weakness in the commercial aviation market, and the IS acquired business, which was included in the company's results for the entire 2003 first quarter and only during March for the 2002 first quarter and has lower margins than the segment's other businesses.

Orders for the AP&AM segment were $165.1 million during the 2003 first quarter and included:

o Selection to provide logistics support to the USSOCOM. This program, known as Special Operations Forces - Support Activity (SOF - SA), provides logistics support to USSOCOM, its component commands, selected Department of Defense customers and designated government agencies. This is a ten-year, $1.5 billion Indefinite Delivery/Indefinite Quantity (IDIQ) contract that became effective on April 1, 2003. The company only includes amounts for IDIQ contracts in its orders as they are funded.

o Follow-on production orders for aviation recorders from various airframe manufacturers including Gulfstream, Boeing and Cessna. The demand for the Maritime Hardened Voyage Recorder continues to grow with major orders from Japan Radio Corporation and Kongsberg Norcontrol.

o Selection by the Boeing Company to provide cockpit displays for F-15K Eagle fighter aircraft. AP&AM was also selected to provide displays for the Royal Australian Air Force C-130 aircraft. This is the linchpin for other future electronic flight instruments/radar display units awards for C-130 aircraft.

o An award for the Army Airborne Command and Control Systems (A2C2) program. This is a tactical operations command post that is hosted on a UH-60 BlackHawk helicopter. The A2C2 allows for an on-the-move command and control system enabling commanders and their staff to maintain digital connectivity while operating from a temporary remote site or while moving through battle.

SPECIALIZED PRODUCTS

Specialized Products' sales for the 2003 first quarter increased $140.1 million to $377.4 million from $237.3 million in the 2002 first quarter. The Detection Systems, Ruggedized Command and Control, Electron Devices, Wolf Coach Inc., International Microwave Corporation, Westwood Corporation and Wescam Inc. acquired businesses provided $138.6 million of the increase in sales. Excluding the increase in sales from acquisitions, sales grew $1.5 million or 0.6%. Increases in sales of security products and naval power


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

L-3 COMMUNICATIONS ANNOUNCES FIRST QUARTER 2003 RESULTS equipment were largely offset by volume declines on fuzing products and acoustic undersea warfare products arising from certain contracts approaching their scheduled completion, as well as lower volumes for telemetry and space products and microwave components due to continued weakness in those commercial markets. Specialized Products generated operating income of $27.1 million for the 2003 first quarter, compared with $15.9 million for the 2002 first quarter. Operating margin improved to 7.2% from 6.7% primarily because of sales increases for security products, which have higher margins.

Orders for the Specialized Products segment were $380.2 million during the 2003 first quarter and included:

o An award from Raytheon Company for the Common Air Launch Navigation System (CALNS). This represents the first integrated GPS/MEMS IMU for a missile platform.

o Orders from Raytheon Missile Systems for the Excalibur Tactical Telemetry System (XM-982). This includes the design and development of the XM-982 guided artillery projectile.

o An order to supply five high energy x-ray imaging cargo systems to the Kingdom of Saudi Arabia. The company was also awarded the first ever hold baggage systems (HBS) contract in Poland. In addition, the company received follow-on orders from the TSA for 20 eXaminers to be installed at various airports in the United States.

o An award to provide the pilot and maintenance training devices required to support operational fielding of the F/A-22 Raptor.

o An order from the U.S. Navy's Space & Naval Warfare Systems Command for Fly-Away Tri-Band Satellite Terminals (FTSAT) and Quad Band Dual-Hub Satellite Terminal (QBHT) Mobile Terminals mounted on humvees. Additionally, the U.S. Army's Communications Electronics Command placed an order for FTSAT units. There is a growing demand for small, portable and mobile multi-band satellite ground terminals in the future.

ACQUISITIONS

On March 28, 2003, the company completed the acquisition of Avionics Systems, a former Goodrich Corporation division. The purchase price of $188 million was financed using cash on hand. Following the acquisition the business was renamed L-3 Communications Avionics Systems. Avionics Systems develops and manufactures innovative avionics solutions for all segments of the aviation market, and sells its products in the following markets: military (23%), business jets (36%), general aviation (22%), rotary wing (7%) and air transport (12%). L-3 Avionics Systems was not included in the company's results of operations for the 2003 first quarter.

OUTLOOK

"The war in Iraq has demonstrated not only the courage, training, perseverance and weapons of our nation's military forces and those of our coalition partners," said Frank Lanza, "but also confirms the success of recapitalizing based on the lessons learned from the Gulf War, and underpins the transformation of our military and industrial base going forward, and reinforces the modernization and transformation efforts outlined by Secretary Rumsfeld and the Department of Defense.

"Those efforts include a greater use of ISR on both manned and unmanned platforms to provide warfighters a real-time view of the battlefield and the opportunity for rapid response. Many military experts have concluded that ISR Command and Control (C2) and precision strikes were the key elements in the amazing success of our military forces.

"The military also employed transformational ways of fighting, using speed instead of mass to accomplish its objectives. In addition, just as in Afghanistan, military forces were able to use existing platforms, some of


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

L-3 COMMUNICATIONS ANNOUNCES FIRST QUARTER 2003 RESULTS which are decades old, but recapitalized with modern sensors, C2, weapons and ISR. This war is a benchmark example of our military fighting as a highly coordinated unified force. It is expected that spending for modernization and transformation efforts will continue to grow this year and well into the decade," continued Mr. Lanza, "as the DoD selects new platforms for development and modernizes existing platforms with new technologies. In addition, the military will also have to replenish its stocks and continue its work on upgrading the assets that were deployed in the Iraqi war." Mr. Lanza noted that L-3's products and services are positioned to play an important role in all of these efforts. The company is a major player in the ISR market and has a vital role in aircraft modernization and mission systems integration along with providing products for upgrading aircraft, ships, ground vehicles, satellites and missiles. The company offers Global Positioning System (GPS) products, premium fuzes, safety and arming devices and proximity sensors for munitions and simulation and training products to assist military forces in preparing for combat.

"Homeland Security is another growing market for L-3," continued Mr. Lanza. "We expect that the Transportation Security Administration will order additional explosive detection systems in 2003. We continue to expect growth in the international markets for our airport security products, and we saw evidence of that with contracts from Austria, Singapore and Poland in the first quarter. Cargo inspection is another key market, and L-3 recently received an award from the Saudi Arabian government for these products.

U.S. Coast Guard modernization is another opportunity for L-3. L-3 is providing integrated communications equipment as a subcontractor to Lockheed Martin for the Deepwater program. Crisis management, maritime, port and border security are also growing markets. L-3 won a contract from the Government of Indonesia for maritime training, and is presently providing sensors and C2 along the northern and southern borders of the United States.

"With positive trends in defense spending and homeland security, we continue to be confident about our results for the rest of 2003," said Mr. Lanza. "The acquisition pipeline is robust, with many opportunities among public and privately held companies and assets of larger businesses in the $50 to $300 million range."

Mr. Lanza noted that from 2002 to 2003, the overall DoD budget rose 10%. The investment account from which the military purchases its platforms and products, rose 20%. In addition, the DoD spends about $30 billion from its Operations and Maintenance (O&M) accounts for "spares and repairs", another area where L-3 receives funding for its products. "We expect that the overall DoD budget and the O&M account will each grow at a rate of 4% to 5% for the next five years, and we believe the investment account will grow at a rate of 7% to 8%," said Mr. Lanza.

Mr. Lanza said, "With the acquisitions that we've completed through March 31, 2003 including Avionics Systems, we expect our sales to grow by about 20% for the full year 2003 compared to 2002. We expect operating income growth to exceed 25% for 2003 compared to 2002, resulting in 2003 diluted earnings per share of between $2.70 and $2.75. Additionally, given our strong cash flow performance for the 2003 first quarter, we are increasing our free cash flow estimate for 2003 from $285 million to $300 million." The company's expected sales for 2003 includes growth, excluding acquisitions, of 8% to 10%, after adjusting for the expected decline in EDS systems sales for 2003 to $175 million from $339 million for 2002, with the balance of sales growth coming from acquisitions. The company's free cash flow estimate for 2003 is comprised of approximately $385 million of cash from operating activities less approximately $85 million of capital expenditures, net of dispositions of property, plant and equipment of approximately $5.0 million.

MILESTONE

During the 2003 first quarter the company learned that its 2002 results placed L-3 in the prestigious Fortune 500 for the first time at No. 398, and made it the 14th fastest growing Fortune 500 company based on revenues. Additionally, L-3 was listed as a "top ten" defense contractor.

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

L-3 COMMUNICATIONS ANNOUNCES FIRST QUARTER 2003 RESULTS

CONFERENCE CALL

In conjunction with this release, L-3 Communications will host a conference call, which will be simultaneously broadcast live over the Internet. Frank C. Lanza, chairman and chief executive officer, Robert V. LaPenta, president and chief financial officer, and Cynthia Swain, vice president-corporate communications, will host the call today, Tuesday, April 22, 2003, at 4:00 p.m. EDT. Listeners may access the conference call live over the Internet at the following location:

          http://www.firstcallevents.com/service/ajwz377839782gf12.html

Please allow fifteen minutes prior to the call to visit this site to download and install any necessary audio software. The archived version of the call may be accessed at this site or by dialing (800) 642-1687 (passcode: 9563055), beginning approximately two hours after the call ends through Tuesday, April 29, 2003 at 11:59 a.m. EDT.

Headquartered in New York City, L-3 Communications is a leading merchant supplier of Intelligence, Surveillance and Reconnaissance (ISR) systems and products, secure communications systems and products, avionics and ocean products, training devices and services, microwave components and telemetry, instrumentation, space and navigation products. Its customers include the Department of Defense, Department of Homeland Security, selected U.S. Government intelligence agencies, aerospace prime contractors and commercial telecommunications and wireless customers.

To learn more about L-3 Communications, please visit the company's web site at www.L-3Com.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company's Safe Harbor Compliance Statement for Forward-looking Statements included in the company's recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.


                                      # # #


                           - FINANCIAL TABLES FOLLOW -

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                            THREE MONTHS ENDED
                                                                  MARCH 31,
                                                           ---------------------

                                                             2003         2002
                                                           --------     --------
SALES:
  CONTRACTS, PRIMARILY U.S. GOVERNMENT                     $  964.8      $618.6
  COMMERCIAL, PRIMARILY PRODUCTS                              124.2        78.2
                                                           --------      ------
      CONSOLIDATED SALES                                    1,089.0       696.8
                                                           --------      ------
COSTS AND EXPENSES:

  CONTRACTS, PRIMARILY U.S. GOVERNMENT                        858.6       546.6
  COMMERCIAL, PRIMARILY PRODUCTS:
    COST OF SALES                                              81.0        43.5
    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES               31.8        25.5
    RESEARCH AND DEVELOPMENT EXPENSES                           8.8         9.9
                                                           --------      ------
      CONSOLIDATED COSTS AND EXPENSES                         980.2       625.5
                                                           --------      ------
OPERATING INCOME                                              108.8        71.3

INTEREST AND OTHER INCOME (EXPENSE)                             1.4         1.0
INTEREST EXPENSE                                               32.2        26.1
MINORITY INTEREST EXPENSE                                       0.3         0.9
                                                           --------      ------
INCOME BEFORE INCOME TAXES AND CUMULATIVE
    EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE                 77.7        45.3

PROVISION FOR INCOME TAXES                                     28.0        16.0
                                                           --------      ------
INCOME BEFORE CUMULATIVE EFFECT OF A CHANGE IN
      ACCOUNTING PRINCIPLE                                     49.7        29.3

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF INCOME TAXES OF $6.4                     --           (24.4)
                                                           --------      ------
NET INCOME                                                    $49.7      $  4.9
                                                           ========      ======

EARNINGS PER SHARE BEFORE CUMULATIVE EFFECT OF A
    CHANGE IN ACCOUNTING PRINCIPLE:

             BASIC                                         $   0.52      $ 0.37
                                                           ========      ======
             DILUTED(A)                                    $   0.50      $ 0.36
                                                           ========      ======

EARNINGS PER SHARE:

             BASIC                                         $   0.52      $ 0.06
                                                           ========      ======
             DILUTED (A)
                                                           $   0.50      $ 0.06
                                                           ========      ======

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

             BASIC                                             95.1        78.9
                                                           ========      ======
             DILUTED                                          105.0        82.4
                                                           ========      ======


----------------

(a) In order to calculate diluted earnings per share, the after-tax interest expense savings on the assumed conversion of the Convertible Notes must be added to net income and then divided by the weighted average number of shares outstanding. The amount to add to income before cumulative effect of a change in accounting principle and net income is $2.6 million for the three months ended March 31, 2003. The shares and after-tax interest expense savings upon conversion of the Convertible Notes were not included in the computation of diluted EPS for the three months ended March 31, 2002 because the effect of the assumed conversion was anti-dilutive.

                        L-3 COMMUNICATIONS HOLDINGS, INC.
                             SELECTED FINANCIAL DATA
                                  (IN MILLIONS)


                                                    THREE MONTHS ENDED
                                                         MARCH 31,
                                                 ------------------------
                                                   2003            2002
                                                 --------        --------

OPERATING INCOME                                 $  108.8        $   71.3

DEPRECIATION AND AMORTIZATION                        22.8            15.2
                                                 --------        --------
EBITDA(B)                                        $  131.6        $   86.5
                                                 ========        ========

NET CASH FROM OPERATING ACTIVITIES               $  106.1        $   41.4

CAPITAL EXPENDITURES, NET OF DISPOSITIONS           (16.0)          (10.3)
                                                 --------        --------
FREE CASH FLOW(C)                                $   90.1        $   31.1
                                                 ========        ========

ORDERS (FUNDED)                                  $1,215.5        $  792.5

REPORTABLE SEGMENT OPERATING DATA:

SALES:
     SECURE COMMUNICATIONS & ISR                 $  321.3           157.4
     TRAINING, SIMULATION & SUPPORT SVS             231.4           194.8
     AVIATION PDTS. & AIRCRAFT MODERNIZATION        158.9           107.3
     SPECIALIZED PRODUCTS                           377.4           237.3
                                                 --------        --------
                CONSOLIDATED                     $1,089.0        $  696.8
                                                 ========        ========

OPERATING INCOME:
     SECURE COMMUNICATIONS & ISR                 $   33.3        $   16.4
     TRAINING, SIMULATION & SUPPORT SVS              28.5            21.5
     AVIATION PDTS. & AIRCRAFT MODERNIZATION         19.9            17.5
     SPECIALIZED PRODUCTS                            27.1            15.9
                                                 --------        --------
                CONSOLIDATED                     $  108.8        $   71.3
                                                 ========        ========

OPERATING MARGIN:
     SECURE COMMUNICATIONS & ISR                     10.4%           10.4%
     TRAINING, SIMULATION & SUPPORT SVS              12.3%           11.0%
     AVIATION PDTS. & AIRCRAFT MODERNIZATION         12.5%           16.3%
     SPECIALIZED PRODUCTS                             7.2%            6.7%
                CONSOLIDATED                         10.0%           10.2%

DEPRECIATION AND AMORTIZATION:
     SECURE COMMUNICATIONS & ISR                 $    7.1        $    4.2
     TRAINING, SIMULATION & SUPPORT SVS               2.0             1.9
     AVIATION PDTS. & AIRCRAFT MODERNIZATION          3.9             2.5
     SPECIALIZED PRODUCTS                             9.8             6.6
                                                 --------        --------
                CONSOLIDATED                     $   22.8        $   15.2
                                                 ========        ========


                                                 MARCH 31,     DECEMBER 31,
                                                   2003            2002
                                                 --------      ------------
PERIOD END DATA:

     BACKLOG  (FUNDED)                           $3,395.3        $3,228.6

     CASH & CASH EQUIVALENTS                     $   34.4        $  134.9

     TOTAL DEBT                                  $1,843.7        $1,847.8

     MINORITY INTEREST                           $   73.5        $   73.2

     SHAREHOLDERS' EQUITY                        $2,270.0        $2,202.2


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(b) EBITDA is presented as additional information because we believe it to be a useful indicator of an entity's debt capacity and its ability to service its debt. EBITDA is not a substitute for operating income, net income or cash flows from operating activities as determined in accordance with generally accepted accounting principles. EBITDA is not a complete net cash flow measure because EBITDA is a financial performance measurement that does not include reductions for cash payments for an entity's obligation to service its debt, fund its working capital and capital expenditures and pay its income taxes. Rather, EBITDA is one potential indicator of an entity's ability to fund these cash requirements. EBITDA as we defined it may differ from similarly named measures used by other entities and, consequently could be misleading unless all entities calculate and define EBITDA in the same manner. EBITDA is also not a complete measure of an entity's profitability because it does not include costs and expenses for depreciation and amortization, interest and income taxes.

(c) The company discloses free cash flow because the company believes that it is a measurement of cash flow generated that is available to common stockholders. Free cash flow is defined as cash from operating activities less net capital expenditures (capital expenditures less cash proceeds from dispositions of property, plant and equipment). Free cash flow represents cash generated after paying for interest on borrowings, income taxes, capital expenditures and changes in working capital, but before repaying outstanding debt and investing cash to acquire businesses and make other strategic investments. Thus, key assumptions underlying free cash flow are that the company will be able to refinance its existing debt when it matures with new debt, and that the company will be able to finance any new acquisitions it makes by raising new debt or equity capital.